Exhibit 99.1

Communications & Power Industries

News Release

February 22, 2005

For Immediate Release:

Contact:	Joel Littman	Steve Lipin or Melissa Daly
	Chief Financial Officer	Brunswick Group
	Communications & Power Industries, Inc.	For The Cypress Group
	650-846-3096	212-333-3810

CPI Holdco, Inc. Closes $80 Million
Floating Rate Senior Notes Offering

Palo Alto, CA, February 22, 2005 – CPI Holdco, Inc., the parent company of Communications & Power Industries, Inc., announced today it has closed on the issuance of $80.0 million of Floating Rate Senior Notes due 2015 (the “Notes”). The Notes require cash interest payments at an annual interest rate of LIBOR plus 5.75%. Interest will be payable semiannually. If CPI Holdco chooses to pay interest through the issuance of additional Notes, the annual interest rate will increase by an additional 1% step-up, with the step-up increasing by an additional 1% for each interest payment made through the issuance of additional Notes (up to a maximum of 4%). The ability to pay interest through the issuance of additional Notes is only available after the first year of the Notes and before the sixth year of the Notes. CPI Holdco intends to use the net proceeds of the offering to make payments to its stockholders and optionholders and/or to fund repurchases of its equity interests. The Notes are not guaranteed by any of CPI Holdco’s subsidiaries.

The Notes were sold within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes were not registered under the Securities Act, and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Communications & Power Industries, Inc. is a world leader in the development, manufacture and distribution of products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of false signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, internet and other types of communications; providing power and control for medical diagnostic imaging; generating microwave energy for radiation therapy in the treatment of cancer; and for various industrial and scientific applications. CPI Holdco, Inc. is the sole stockholder of Communications & Power Industries, Inc.

CPI Holdco, Inc. is a privately-held portfolio company of The Cypress Group. The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

© 2005 Communications & Power Industries. All rights reserved.